Exhibit 10.1

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) by and between Triumph Group, Inc. (the “Company”) and Daniel J. Crowley (the “Executive”), dated as of April 1, 2016 (the “Agreement”).
WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept employment, as President and Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement, intending to be legally bound.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on January 4, 2016 (the “Start Date”) and ending on the fourth anniversary thereof (the “Employment Period”); provided that, the Employment Period may be extended by mutual agreement of the Company and the Executive on such terms and conditions as the Company and the Executive mutually agree. Notwithstanding the foregoing, the Employment Period shall immediately terminate upon any termination of the Executive’s employment with the Company and its subsidiaries pursuant to Section 3.
2.Terms of Employment. (a) Position; Location. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company, shall devote the Executive’s full business attention and time to the business and affairs of the Company and shall use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. The Executive will report directly to, and be initially appointed to serve on, the Board of Directors of the Company (the “Board”). During the Employment Period, the Executive’s services shall be performed in Berwyn, Pennsylvania, subject to reasonable business travel at the Company’s request. The Executive must establish a residence in the greater Philadelphia area as soon as reasonably practicable following the Start Date.
(a)Compensation and Employee Benefits.
(i)Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) of no less than $900,000, less applicable withholding and payroll deductions, payable in accordance with the Company’s regular payroll practices. The Annual Base Salary will be reviewed by the Compensation and Management Development Committee of the Board (the “Compensation Committee”) for increase but not decrease, provided that there is no guarantee that any annual review will result in an increase.
(ii)Annual Bonus Opportunity. During the Employment Period, the Executive shall participate in the Company’s annual bonus program for executives as in effect from time to time, pursuant to which the Executive will have the opportunity to earn, for each fiscal year of the Company (excluding the fiscal year ending March 31, 2016), an annual bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to 100% of the Annual

Base Salary (the “Target Bonus”) and a maximum Annual Bonus opportunity equal to 200% of the Annual Base Salary. The actual amount of the Annual Bonus paid for each applicable fiscal year, if any, shall be determined by the Compensation Committee on the basis of the achievement of pre-established performance goals relating to Executive’s performance and the Company’s performance, established by the Compensation Committee, in consultation with the Executive, within the first 90 days of each fiscal year. The performance goals for the Executive’s fiscal year 2017 Annual Bonus will be determined by the Compensation Committee in consultation with the Executive and will be based on a combination of financial and operational measures. Payment of any Annual Bonus will be subject to the Executive’s continued employment through the applicable payment date, except as provided herein.
(iii)Annual Long-Term Incentive Awards. The Executive will be eligible to receive annual performance-based long-term incentive awards for each fiscal year of the Company. Each annual award will be granted pursuant to the Triumph Group, Inc. Executive Incentive Plan (effective September 28, 2010) or a successor plan and the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan or a successor plan (the “2013 Plan”) in the form of a combination of performance-based restricted stock and restricted cash (or such other form of award as is adopted by the Company for the Company’s senior corporate executives) with a target grant date value of no less than 250% of the Annual Base Salary and a maximum payout opportunity of 500% of the Annual Base Salary. The performance goals applicable to each award will be determined by the Compensation Committee in its discretion, provided that the Executive shall have the opportunity to offer recommendations to be considered by the Committee in establishing such performance goals. The first annual award will be made in April 2016 and is intended to be consistent in design with the Company’s general practice for annual long-term incentive awards to executives of the Company.
(iv)Initial Long-Term Incentive Awards. In connection with the Executive’s commencement of employment, the Executive will be granted on the date of this Agreement three special one-time equity awards (the “Initial Awards”). The Initial Awards will have the terms and conditions set forth in this Agreement and such other terms and conditions as are set forth in the applicable award agreements attached hereto.
A.Initial Option Award. One of the Initial Awards will be in the form of stock options relating to 150,000 shares of common stock of the Company (the “Initial Option Award”) granted pursuant to the 2013 Plan and the Stock Option Award Agreement attached hereto as Exhibit A, which will vest 25% on each of the first four anniversaries of the Start Date, subject to the Executive’s continued employment through the applicable anniversary.
B.Initial Time-Based Restricted Stock Award. One of the Initial Awards will be in the form of 50,000 shares of restricted common stock of the Company (the “Initial Time-Based Restricted Stock Award”) granted pursuant to the New York Stock Exchange (“NYSE”) employment inducement award exemption and the Time-Based Restricted Stock Award Agreement attached hereto as Exhibit B, which will vest 25% on each of the first four anniversaries of the Start Date, subject to the Executive’s continued employment through the applicable anniversary.

C.Initial Performance-Based Restricted Stock Award. One of the Initial Awards will be in the form of 50,000 shares of performance-based restricted common stock of the Company (the “Initial Performance-Based Restricted Stock Award”) granted pursuant to the 2013 Plan and the Performance-Based Restricted Stock Award Agreement attached hereto as Exhibit C. The Initial Performance-Based Restricted Stock Award will vest in three equal installments on the second, third and fourth anniversaries of the Start Date, with each installment earned based on achievement of the performance goals set forth in the award agreement and subject to the Executive’s continued employment through each of the second, third and fourth anniversaries of the Start Date.
(v)Make-Whole Awards. The Executive will be granted on the date of this Agreement two full value equity awards with an aggregate grant date value of $3 million (the “Make-Whole Awards”) which are together intended to make the Executive whole for the loss of his supplemental executive retirement plan benefits with his former employer. The Make-Whole Awards will have the terms and conditions set forth in this Agreement and such other terms and conditions as are set forth in the award agreements attached hereto. For purposes of this Agreement, the “Make-Whole Vesting Period” means each of the three periods commencing on the Start Date and ending on the fifth anniversary of the Start Date, the sixth anniversary of the Start Date and the seventh anniversary of the Start Date, respectively.
A.Time-Based Make-Whole Award. One of the Make-Whole Awards will be in the form of 39,567 shares of restricted common stock of the Company (the “Time-Based Make-Whole Award”) granted pursuant to the NYSE employment inducement award exemption and the Time-Based Restricted Stock Award Agreement attached hereto as Exhibit B, which will vest as to 13,189 shares on the last day of each Make-Whole Vesting Period, subject to the Executive’s continued employment through the applicable day.
B.Performance-Based Make-Whole Award. One of the Make-Whole Awards will be in the form of 39,567 shares of restricted common stock of the Company (the “Performance-Based Make-Whole Award”) granted pursuant to the 2013 Plan and the Performance-Based Restricted Stock Award Agreement attached hereto as Exhibit C, which will vest as to 13,189 shares on the last day of each Make-Whole Vesting Period, subject to (1) the Executive’s continued employment through the applicable day and (2) achievement of the performance goals set forth in the award agreement.
(vi)Other Employee Benefit Plans. During the Employment Period, the Executive shall be entitled to participate in the employee benefit plans, practices, policies and programs generally applicable to other senior executives of the Company (including retirement, health and welfare and vacation benefits).
(vii)Relocation Benefits. The Executive will be provided with a comprehensive relocation package, pursuant to the Company’s relocation policy for executives, in support of his relocation to the greater Philadelphia area, provided that the costs to be reimbursed by the Company shall not exceed $500,000 in the aggregate (the “Standard Relocation Package”). If the Executive voluntarily resigns other than for Good Reason, or the Executive’s employment is terminated by the Company for Cause (as defined below), in each case on or prior to the first anniversary of the Start Date, the Executive will be obligated to repay to the Company the relocation benefits provided, on a pro rata basis, based on the number of days elapsed since the Start Date, on a pre-tax basis, as soon as reasonably practicable (but no later than 30 days) following the Date of Termination (as defined below). If, during the Employment Period, the Executive resigns for Good Reason, or the Executive’s employment is terminated by the Company without Cause, then the Company will provide the Executive with a relocation package substantially similar to the Standard Relocation Package in support of his relocation to a location within the continental United States, provided that the costs to be reimbursed by the Company shall not exceed $250,000 in the aggregate.
(viii)Financial Planning; Legal Fees. The Company will reimburse the Executive for up to $15,000 in fees paid by the Executive for financial planning services per calendar year during the Employment Period. The Company will reimburse the Executive for his legal fees incurred in the negotiation and execution of this Agreement, up to $15,000.
3.Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 8(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Executive’s receipt of such notice (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full‑time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence or expected absence of the Executive from the Executive’s duties with the Company on a full‑time basis for 90 days within a 365-day period as a result of incapacity due to mental or physical illness.
(b)Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s:
(i)commission of, or indictment for or otherwise being formally charged with, a felony or crime of moral turpitude;
(ii)commission of a material act of dishonesty involving the Company or any of its affiliates that materially and demonstrably harms the Company ;
(iii)material breach of the Executive’s obligations under this Agreement or any other agreement entered into between the Executive and the Company or any of its affiliates;
(iv)willful and repeated failure to perform substantially the Executive’s duties with the Company or any affiliate of the Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination (as defined below) for Good Reason (as defined below)), after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and the Executive’s failure to cure such failure within 10 days;
(v)material breach of the Company’s policies or procedures;
(vi)other misconduct or negligence that causes material harm to the Company or its affiliates or their business reputation, including due to any adverse publicity, as determined by the Company in its sole discretion or
(vii)the Executive’s failure, as determined by the Company in its sole discretion, to successfully complete a background investigation with results to the Company’s satisfaction.
(c)Good Reason. The Executive’s employment may be terminated by the Executive either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Company without the Executive’s consent:
(iii)a material breach by the Company of Section 2 or of any other material term of this Agreement or of any other written agreement between the Executive and the Company or any of its affiliates; or
(iv)a relocation of the Executive’s principal place of employment to anywhere other than within 35 miles of Berwyn, Pennsylvania;
provided, however, that the Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) the Executive has delivered to the Company written notice describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such Good Reason event or events within 30 days after its receipt of such written notice and (C) the Executive delivers to the Company a Notice of Termination within 30 days after the expiration of the 30-day cure period.
(d)Notice of Termination. Any termination by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(b) or Section 8(c), respectively. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination, which date shall be not more than 30 days after the delivery of such notice.
(e)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company with or without Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein that is within 30 days following the date of notice, as the case may be (except that in the case of a termination by the Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), or (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as applicable. Effective as of the Date of Termination, the Executive shall resign from all offices and positions he may hold with the Company and its affiliates. The Executive agrees to execute any documentation necessary to effectuate the provisions of the foregoing sentence.
4.Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment without Cause (other than due to death or Disability) or the Executive terminates his employment for Good Reason, then, subject, in the case of clauses (ii), (iii) and (iv) below, to the Executive executing a release of claims in a form reasonably satisfactory to the Company and such release becoming irrevocable in accordance with its terms prior to the 60th day following the Date of Termination (the “Release Date”), the Company shall pay or provide to the Executive the following:
(i)the portion of the Executive’s Annual Base Salary due for the period through the Date of Termination, reimbursement for business expenses incurred, (together, the “Accrued Obligations”), and any Annual Bonus earned for a fiscal year that concluded prior to the Date of Termination, in all cases, to the extent not theretofore paid, which obligations shall be paid in a lump sum in cash within 60 days following the Date of Termination or as otherwise required by law;
(ii)severance payments in an aggregate amount equal to two times the sum of (A) the Annual Base Salary and (B) the Target Bonus (the “Severance Payments”), which Severance Payments, subject to Sections 6 and 8(h), shall be paid in substantially equal installments over the one-year period following the Date of Termination in accordance with the Company’s regular payroll practices as in effect on the Date of Termination; provided, however, that all Severance Payments that would otherwise be paid during the period between the Date of Termination and the Release Date shall be accumulated and paid on the first regular payroll date following the Release Date;
(iii)in the event the Executive elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and complies with all terms and conditions of the applicable plans, then until the earlier of (A) the end of the 18-month period following the Date of Termination and (B) such time as the Executive becomes eligible to receive medical and dental benefits under another employer-provided plan, the Company shall reimburse the Executive for the full cost of premiums associated with such coverage (the “Severance Benefits”), with each reimbursement paid on or prior to the 10th day of the month to which the applicable premium relates; provided, however, that all Severance Benefits that would otherwise be provided during the period between the Date of Termination and the Release Date shall be accumulated and paid within 10 days following the Release Date; and
(iv)the Equity Award Vesting Benefits (as defined in the next sentence). For purposes of this Agreement, the “Equity Award Vesting Benefits” means (A) any accelerated vesting of the Initial Awards and the Make-Whole Awards provided pursuant to the applicable award agreements upon a termination of the Executive’s employment governed by this Section 4(a); and (B) solely if the Date of Termination occurs during the two year period immediately following a Change in Control (as defined in the 2013 Plan), all outstanding annual long-term incentive awards granted pursuant to Section 2(b)(iii) will become fully vested as of the Release Date, with such vesting calculated, in the case of any such awards that remain subject to performance goals as of the Date of Termination, assuming achievement of such goals at the target level.
In addition, to the extent not theretofore paid or provided, the Company shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice or contract, to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice or contract of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Other than as set forth in this Section 4(a), in the event of a termination of the Executive’s employment by the Company without Cause (other than due to death or Disability) or by the Executive for Good Reason, the Company shall have no further obligation to the Executive under this Agreement. For the avoidance of doubt, if the Executive does not execute a release of claims in a form reasonably satisfactory to the Company or such release does not become irrevocable in accordance with its terms prior to the Release Date, then the Company shall have no obligation to pay or provide the Severance Payments, the Severance Benefits or the Equity Award Vesting Benefits.
(b)Other Termination. If the Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 4(a), this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of the Accrued Obligations within 60 days following the Date of Termination and the timely payment or provision of Other Benefits.
5.No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 4(a) and such amounts shall not be reduced whether or not the Executive obtains other employment.
6.Restrictive Covenants. (a) Disclosure of Confidential Information. The Executive shall not at any time during the Employment Period or thereafter, except as properly required in the course of the Executive’s employment, use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging or relating to the Company and its affiliates. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda and other materials, documents or records of a proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs.
(b)Patents, Copyrights and Trade Secrets. The Executive will disclose and hereby assigns to the Company any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable or copyrightable ideas which the Executive may conceive, invent, or discover during the course of the Executive’s employment with the Company which relate to the business of the Company, or were developed using the Company’s resources (collectively, the “Inventions”), and the Executive shall execute and deliver all papers, including applications for patents and do such other acts (entirely at the Company’s expense) as may be necessary for the Company to obtain and maintain proprietary rights in any and all countries and to vest title to such Inventions in the Company.
(c)Noncompetition and Nonsolicitation. While the Executive is employed by the Company and its affiliates and for the one-year period following the termination of such employment for any reason (together, the “Restricted Period”), the Executive shall not, in any jurisdiction in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in by the Company and its affiliates; provided, that the Executive’s ownership of securities constituting 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous 12 months, a customer or client of the business conducted by the Company or its affiliates (or potential customer or client with whom the Company or its affiliates had initiated contact). During the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company and its affiliates or who was an employee of the Company and its affiliates within the previous 12 months. Further, during the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of inducing any individual who is then an employee, representative, officer or director of the Company or any of its affiliates, or who was an employee, representative, officer or director of the Company and its affiliates within the previous 12 months, to cease his or her relationship with the Company or any of its affiliates for any reason.
(d)Acknowledgements and Remedies.
(i)The parties hereto agree that the provisions of Sections 6(a), (b) and (c) (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public. The parties hereto further agree that the services of the Executive are of a personal, special and unique character and cannot be replaced by the Company, and that the violation by the Executive of any of the Covenants would cause the Company irreparable harm, which could not be adequately compensated by money damages, and that if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, notwithstanding Section 8(a), the Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, in addition to any other remedies as may be available to the Company for such breach, including the recovery of money damages, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) cease payment of the Severance Payments and Severance Benefits and/or to recoup from the Executive the portion of the Severance Payments and Severance Benefits already paid and (B) temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. Furthermore, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 6, to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and the Executive shall not assert in any such action or proceeding the defense that any such remedy exists at law.
(ii)Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that, in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.
(iii)In light of the acknowledgements contained in this Section 6(d), the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Agreement. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court.
7.Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
8.Miscellaneous. (a) Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, without reference to principles of conflict of laws. Subject to Section 6(d), any controversy or claim arising out of or relating to this Agreement shall be brought solely in the Court of Common Pleas of Chester County or, to the extent that such court has jurisdiction, the United States District Court for the Eastern District of Pennsylvania.

(b)Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by email or facsimile (with confirmation of receipt) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: To the most recent address, email or facsimile number on file with the Company.
If to the Company:
Triumph Group, Inc.
899 Cassatt Road, Suite 210
Berwyn, Pennsylvania 19312
Attention: John Wright
Facsimile No.: 650-251-1555
Email Address: JWright@triumphgroup.com
or to such other address, email address or facsimile number as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d)Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
(e)Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive’s employment or this Agreement (including the terms of Section 6) shall so survive such termination.
(f)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
(g)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(i)Section 409A.
(i)General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code (“Section 409A”). Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments of nonqualified deferred compensation to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.
(ii)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)Delay of Payments. Notwithstanding anything to the contrary in this Agreement, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment on account of the Executive’s separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A) shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the “Delayed Payment Date”). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(j)Parachute Payments. In the event that any payments or benefits received or to be received by the Executive pursuant to this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the accounting firm that audited the Company prior to the relevant “change in ownership or control” within the meaning of Section 280G of the Code or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such change in ownership or control (the “Accounting Firm”) and (ii) but for this Section 8(i), would, in the judgment of the Accounting Firm, be subject to the excise tax imposed by Section 4999 of the Code by reason of Section 280G of the Code, then the Executive’s benefits under this Agreement shall be payable either: (A) in full, or (B) as to such lesser amount which would result in no portion of such payments or benefits being subject to the excise tax under Section 4999 of the Code, as determined by the Accounting Firm, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits under this Agreement, as determined by the Accounting Firm, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. In the event that a lesser amount is paid under clause (ii)(B) above, then the elements of Executive’s payments hereunder shall be reduced in such order (1) as the Company determines, in its sole discretion, has the least economic detriment to the Executive and (2) which does not result in the imposition of any tax penalties under Section 409A on the Executive. To the extent the economic impact of reducing payments from one or more elements is equivalent, and subject to clause (2) of the preceding sentence, the reduction may be made pro rata by the Company in its sole discretion.
(k)Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to the Executive or be deemed a waiver by the Company of any of the Executive’s obligations hereunder or release the Executive therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.
(l)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto on the subject matter hereof and supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between the Executive and the Company.
[Signature page follows]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

EXECUTIVE /s/ Daniel J. Crowley Daniel J. Crowley
TRIUMPH GROUP, INC. By: /s/ John B. Wright, II Name: John B. Wright, II Title: Vice President, General Counsel and Secretary

[Signature Page to Employment Agreement]

EXHIBIT A
STOCK OPTION AWARD AGREEMENT
AWARD AGREEMENT (this “Agreement”), by and between Daniel J. Crowley (the “Participant”) and Triumph Group, Inc. (the “Company”), dated as of April 1, 2016.
WHEREAS, the Participant commenced employment with the Company as its President and Chief Executive Officer effective January 4, 2016 (the “Start Date”);
WHEREAS, the Employment Agreement by and between the Company and the Participant, dated as of the date hereof (the “Employment Agreement”) provides for the grant of the Initial Option Award (as defined in the Employment Agreement); and
WHEREAS, the Company maintains the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement (all capitalized terms used but not defined herein have the definitions set forth in the Plan), and the Company desires to grant the Initial Option Award under the Plan.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.    Initial Option Award.
(a)    Grant. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the Initial Option Award in the form of a stock option relating to 150,000 Shares.
(b)    Exercise Price. The per Share exercise price of the Initial Option Award is $30.86.
(c)    Expiration Date. The expiration date of the Initial Option Award is April 1, 2026 (the “Expiration Date”). The Initial Option Award shall terminate no later than the close of business on the Expiration Date, subject to earlier termination in accordance with Section 2.
(d)    Vesting. The Initial Option Award will vest and become exercisable in four equal installments on each of the first four anniversaries of the Start Date, subject to the Participant’s continued employment with the Company and its affiliates through the applicable vesting date (except as otherwise provided in Section 2).
2.    Termination of Employment.
(a)    The portion of the Initial Option Award that remains outstanding and unvested as of the Participant’s Termination of Employment will be forfeited as of the Date of Termination (as defined in the Employment Agreement), except that, upon a Termination of Employment covered by Section 4(a) of the Employment Agreement, the Initial Option Award will become vested in full, contingent on the Participant’s timely satisfaction of the release requirements set forth in Section 4(a) of the Employment Agreement, effective as of the Release Date (as defined in the Employment Agreement).
(b)    The portion of the Initial Option Award that is vested and exercisable as of the Date of Termination, or that becomes vested and exercisable as of the Release Date pursuant to Section 2(a), will remain exercisable until, and will expire upon, (i) in the case of a Termination of Employment due to the Participant’s death or Disability, the date specified in Sections 13(a) and 13(b) of the Plan, respectively, (ii) in the case of a Termination of Employment pursuant to Section 3(b) of the Employment Agreement, the Date of Termination and (iii) in the case of a Termination of Employment for any reason not described in clauses (i) or (ii) of this Section 2(b), the date set forth in Section 8(c)(i) of the Plan.
3.    Plan Governs. This Agreement and the Initial Option Award are subject to all of the terms and provisions of the Plan. By entering into this Agreement, the Participant hereby consents and agrees to all terms and conditions set forth in the Plan. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 13 of the Plan shall not apply to the Initial Option Award other than as expressly contemplated by Section 2.
4.    Nature of Payments. The grant of the Initial Option Award hereunder is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Participant.
5.    Amendments. This Agreement may be amended only by written agreement signed by the Participant and the Company.
[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date first above written.

PARTICIPANT

/s/ Daniel J. Crowley
Daniel J. Crowley

TRIUMPH GROUP, INC.

By: /s/ John B. Wright, II
Name: John B. Wright, II
Title: Vice President General Counsel and
Secretary

[Signature Page to Initial Option Award Agreement]

EXHIBIT B
TIME-BASED RESTRICTED STOCK AWARD AGREEMENT
AWARD AGREEMENT (this “Agreement”), by and between Daniel J. Crowley (the “Participant”) and Triumph Group, Inc. (the “Company”), dated as of April 1, 2016.
WHEREAS, the Participant commenced employment with the Company as its President and Chief Executive Officer effective January 4, 2016 (the “Start Date”);
WHEREAS, the Employment Agreement by and between the Company and the Participant, dated as of the date hereof (the “Employment Agreement”) provides for the grant of the Initial Time-Based Restricted Stock Award (as defined in the Employment Agreement) and the Time-Based Make-Whole Award (as defined in the Employment Agreement, and, together with the Initial Time-Based Restricted Stock Award, the “Time-Based Awards”); and
WHEREAS, the Company desires to grant the Time-Based Awards, which are intended to constitute “employment inducement awards” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual, pursuant to the terms of this Agreement.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.    Initial Time-Based Restricted Stock Award.
(a)    Grant. Subject to the terms of this Agreement, the Participant is hereby granted the Initial Time-Based Restricted Stock Award in the form of 50,000 restricted Shares.
(b)    Vesting. The Initial Time-Based Restricted Stock Award will vest in four equal installments on each of the first four anniversaries of the Start Date, subject to the Participant’s continued employment with the Company and its affiliates through the applicable vesting date (except as otherwise provided in Section 3).
2.    Time-Based Make-Whole Award.
(a)    Grant. Subject to the terms of this Agreement, the Participant is hereby granted the Time-Based Make-Whole Restricted Stock Award in the form of 39,567 restricted Shares.
(b)    Vesting. The Time-Based Make-Whole Award shall be divided into three segments of 13,189 Shares (each, a “Make-Whole Award Segment”), corresponding to each of the three periods commencing on the Start Date and ending on the fifth anniversary of the Start Date, the sixth anniversary of the Start Date and the seventh anniversary of the Start Date, respectively (each, a “Make-Whole Vesting Period”). Each Make-Whole Award Segment shall vest on the last day of the corresponding Make-Whole

Vesting Period, subject to the Participant’s continued employment with the Company and its Subsidiaries through such date (except as otherwise provided in Section 3).
3.    Termination of Employment. The portion of Initial Time-Based Restricted Stock Award, and each Make-Whole Award Segment, that remains outstanding and unvested as of the Participant’s Termination of Employment will be forfeited as of such date, except that, (a) upon the Participant’s Termination of Employment due to Disability, such award and segments shall be treated in accordance with Section 13 of the Plan and (b) upon a Termination of Employment covered by Section 4(a) of the Employment Agreement, such award and segments shall be treated as follows:
(i)    the Initial Time-Based Restricted Stock Award will become vested in full as of the date of such Termination of Employment; and
(ii)    a portion of each outstanding and unvested Make-Whole Award Segment will become vested as of the date of such Termination of Employment, such portion to equal the number of Shares (rounded to the nearest whole number of Shares) determined by multiplying (1) the total number of Shares subject to such Make-Whole Award Segment by (2) a fraction, the numerator of which is the number of days from the commencement of the applicable Make-Whole Vesting Period through the date of such Termination of Employment and the denominator of which is the total number of days in such Make-Whole Vesting Period.
The vesting provided by Section 4(b) is contingent on the Participant’s timely satisfaction of the release requirements set forth in Section 4(a) of the Employment Agreement, and if the Participant fails to satisfy such requirements, the Participant shall be obligated to promptly repay to the Company the full fair market value (calculated based on the closing price of Shares on the New York Stock Exchange on the date of such Termination of Employment) of the restricted Shares that became vested as of the date of such Termination of Employment pursuant to Section 4(b). In the event that the Employment Period (as defined in the Employment Agreement) expires without renewal prior to the Participant’s Termination of Employment, such Termination of Employment will be deemed (solely for purposes of this Section 3) to be a Termination of Employment covered by Section 4(a) of the Employment Agreement if it is by the Company without Cause or by the Participant for Good Reason (in each case as defined in the Employment Agreement, but disregarding references in such definitions to the Employment Agreement). In such circumstances, the release requirements of Section 4(a) of the Employment Agreement will apply, solely for purposes of this Section 3.

4.    Incidents of Ownership; Transfer Restrictions. Subject to the restrictions set forth in the Plan and this Agreement, the Participant will possess all incidents of ownership of the restricted Shares granted hereunder, including the right to receive dividends with respect to such Shares and the right to vote such Shares; provided, that all dividends paid with respect to the Shares underlying the Time-Based Awards during the Initial Vesting Periods and/or Make-Whole Vesting Periods shall be accumulated and paid to the Participant, if and to the extent that, and at the same time as, such Shares become vested. The restricted Shares granted hereunder, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to such Shares becoming earned and vested in accordance with the terms of this Agreement.
5.    Plan Governs. The Time-Based Awards, though not granted pursuant to the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan (the “Plan”), shall, except as set forth in this Agreement, be subject to the terms and provisions of the Plan, which is incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 13 of the Plan shall not apply to the Time-Based Awards other than as expressly contemplated by Section 3(a). All capitalized terms used but not defined herein have the definitions set forth in the Plan.
6.    Nature of Payments. The grant of the Time-Based Awards hereunder is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Participant.
7.    Amendments. This Agreement may be amended only by written agreement signed by the Participant and the Company.
[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date first above written.

PARTICIPANT

/s/ Daniel J. Crowley
Daniel J. Crowley

TRIUMPH GROUP, INC.

By: /s/ John B. Wright, II
Name: John B. Wright, II
Title: Vice President, General Counsel and
Secretary

[Signature Page to Time-Based Restricted Stock Award Agreement]

EXHIBIT C
PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT
AWARD AGREEMENT (this “Agreement”), by and between Daniel J. Crowley (the “Participant”) and Triumph Group, Inc. (the “Company”), dated as of April 1, 2016.
WHEREAS, the Participant commenced employment with the Company as its President and Chief Executive Officer effective January 4, 2016 (the “Start Date”);
WHEREAS, the Employment Agreement by and between the Company and the Participant, dated as of the date hereof (the “Employment Agreement”) provides for the grant of the Initial Performance-Based Restricted Stock Award (as defined in the Employment Agreement) and the Performance-Based Make-Whole Award (as defined in the Employment Agreement, and, together with the Initial Performance-Based Restricted Stock Award, the “Performance Awards”); and
WHEREAS, the Company maintains the Triumph Group, Inc. 2013 Equity and Cash Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement (all capitalized terms used but not defined herein have the definitions set forth in the Plan), and the Company desires to grant the Performance Awards under the Plan.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.    Initial Performance-Based Restricted Stock Award.
(a)    Grant. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the Initial Performance-Based Restricted Stock Award in the form of 50,000 performance-based restricted Shares.
(b)    Vesting. The Initial Performance-Based Restricted Stock Award will be divided into three segments of 16,667, 16,667 and 16,666 Shares (each, an “Initial Award Segment”), corresponding to the three periods commencing on the Start Date and ending on the second anniversary of the Start Date, the third anniversary of the Start Date, and the fourth anniversary of the Start Date, respectively, (each, an “Initial Award Vesting Period”). Each Initial Award Segment will vest on the last day of the corresponding Initial Award Vesting Period, subject to (i) the Participant’s continued employment with the Company and its affiliates through such date (except as otherwise provided in Section 4) and (ii) the Compound Annual TSR Growth Rate (as defined below) for such Initial Award Vesting Period equaling, or exceeding, 10%.
2.    Performance-Based Make-Whole Award.
(a)    Grant. Subject to the terms of this Agreement and the Plan, the Participant is hereby granted the Performance-Based Make-Whole Restricted Stock Award in the form of 39,567 performance-based restricted Shares.

(b)    Vesting. The Performance-Based Make-Whole Award shall be divided into three segments of 13,189 Shares (each, a “Make-Whole Award Segment”), corresponding to each of the three periods commencing on the Start Date and ending on the fifth anniversary of the Start Date, the sixth anniversary of the Start Date and the seventh anniversary of the Start Date, respectively (each, a “Make-Whole Vesting Period”). The number of Shares subject to each Make-Whole Award Segment that become earned, determined in accordance with this Section 2(b), shall vest on the last day of the corresponding Make-Whole Vesting Period, subject to the Participant’s continued employment with the Company and its Subsidiaries through such date (except as otherwise provided in Section 4). The number of Shares underlying each Make-Whole Award Segment that become earned will be based on the level of the Compound Annual TSR Growth Rate for such Make-Whole Vesting Period, calculated in accordance with the following table. If the Compound Annual TSR Growth Rate equals a percentage in column A, the percentage of Shares subject to the Make-Whole Award Segment that are earned will equal the corresponding amount in column B. If the Compound Annual TSR Growth Rate falls between 11% and 14% but does not equal a percentage set forth in column A, the percentage of Shares subject to the Make-Whole Award Segment that are earned will be determined by linear interpolation between the two corresponding amounts in column B. Fractional earned Shares shall be rounded to the nearest whole number of Shares.

Column A - Compound Annual TSR Growth Rate During Make-Whole Vesting Period	Column B - Percentage of Shares Underlying Make-Whole Award Segment Earned
Below 11%	0
11%	25%
12%	50%
13%	75%
14%	100%
Above 14%	100%

3.    For purposes of calculating the number of earned Shares pursuant to the Performance Awards, “Compound Annual TSR Growth Rate” means, with respect to an Initial Award Vesting Period or Make-Whole Vesting Period, as applicable, the compound annual growth rate, expressed as a percentage, of the Company’s TSR during such period. For this purpose, TSR is determined as follows:
(Ending Price - Beginning Price) + Reinvested Dividends
Beginning Price

with “Beginning Price” equal to the average of the closing price per Share on the New York Stock Exchange over the 40 consecutive trading days immediately preceding the Start Date, “Ending Price” equal to the average of the closing price per Share on the New York Stock Exchange over the 40 trading days ending on the final trading day of the Initial Award Vesting Period or Make-Whole Vesting Period, as applicable, (adjusted to give effect to stock splits and stock dividends during such period) and “Reinvested Dividends” equal to the aggregate value of cash dividends paid with respect to a Share during the Initial Award Vesting Period or Make-Whole Vesting Period, as applicable, plus (or minus) the earnings thereon, assuming for this purpose that each per Share cash dividend paid during the Initial Award Vesting Period or Make-Whole Vesting Period, as applicable, is reinvested on a pre-tax basis in additional Shares (or fractions thereof) at the closing price per Share on the New York Stock Exchange on the date that such dividend is paid.
4.    Termination of Employment. Each Initial Award Segment and each Make-Whole Award Segment that remains outstanding and unvested as of the Participant’s Termination of Employment will be forfeited as of such date, except that, (a) upon the Participant’s Termination of Employment due to Disability, such segments shall be treated in accordance with Section 13 of the Plan and (b) upon a Termination of Employment covered by Section 4(a) of the Employment Agreement, such segments shall be treated as follows:
(i)    a portion of each outstanding and unvested Make-Whole Award Segment will become vested as of the date of such Termination of Employment, such portion to equal the number of Shares (rounded to the nearest whole number of Shares) determined by multiplying (1) the total number of Shares subject to such Make-Whole Award Segment that are earned, determined based on the actual level of Compound Annual TSR Growth Rate through the date of such Termination of Employment by (2) a fraction, the numerator of which is the number of days from the commencement of the applicable Make-Whole Vesting Period through the date of such Termination of Employment and the denominator of which is the total number of days in such Make-Whole Vesting Period; and
(ii)    solely if the date of such Termination of Employment occurs during the two-year period immediately following a Change in Control (as defined in the Plan), all Initial Award Segments will become fully vested as of such date.
The vesting provided by Section 4(b) is contingent on the Participant’s timely satisfaction of the release requirements set forth in Section 4(a) of the Employment Agreement, and if the Participant fails to satisfy such requirements, the Participant shall be obligated to promptly repay to the Company the full fair market value (calculated based on the closing price of Shares on the New York Stock Exchange on the Date of Termination) of the restricted Shares that became vested as of the Date of Termination pursuant to Section 4(b). In the event that the Employment Period (as defined in the Employment Agreement) expires without renewal prior to the Participant’s Termination of Employment, such Termination of Employment will be deemed (solely for purposes of this Section 4) to be a Termination of Employment covered by Section 4(a) of the Employment Agreement if it is by the Company without Cause or by the Participant for Good Reason (in each case as defined in the Employment Agreement, but disregarding references in such definitions to the Employment Agreement). In such circumstances, the release requirements of Section 4(a) of the Employment Agreement will apply, solely for purposes of this Section 4.

5.    Incidents of Ownership; Transfer Restrictions. Subject to the restrictions set forth in the Plan and this Agreement, the Participant will possess all incidents of ownership of the restricted Shares granted hereunder, including the right to receive dividends with respect to such Shares and the right to vote such Shares; provided, that all dividends paid with respect to the Shares underlying the Performance Awards during the Initial Vesting Periods and/or Make-Whole Vesting Periods shall be accumulated and paid to the Participant, if and to the extent that, and at the same time as, such Shares become earned and vested. The restricted Shares granted hereunder, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to such Shares becoming earned and vested in accordance with the terms of this Agreement.
6.    Plan Governs. This Agreement and the Performance Awards are subject to all of the terms and provisions of the Plan. By entering into this Agreement the Participant hereby consents and agrees to all terms and conditions set forth in the Plan. In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing or anything to the contrary in this Agreement, Section 13 of the Plan shall not apply to the Performance Awards other than as expressly contemplated by Section 4(a).
7.    Nature of Payments. The grant of the Performance Awards hereunder is in consideration of services to be performed by the Participant for the Company and constitutes a special incentive payment and the parties agree that it is not to be taken into account in computing the amount of salary or compensation of the Participant for the purposes of determining (i) any pension, retirement, profit-sharing, bonus, life insurance or other benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company, or (ii) any severance or other amounts payable under any other agreement between the Company and the Participant.
8.    Amendments. This Agreement may be amended only by written agreement signed by the Participant and the Company.
[Signature page follows.]

IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement as of the date first above written.

PARTICIPANT

/s/ Daniel J. Crowley
Daniel J. Crowley

TRIUMPH GROUP, INC.

By: /s/ John B. Wright, II
Name: John B. Wright, II
Title: Vice President, General Counsel and
Secretary